SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 5, 2007

LEXINGTON REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-12386	13-371318
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

THE LEXINGTON MASTER LIMITED PARTNERSHIP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-50268	11-3636084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Penn Plaza, Suite 4015, New York, New York	10119-4015
(Address of Principal Executive Offices)	(Zip Code)

(212) 692-7200

(Registrant's Telephone Number, Including Area Code)

                                                n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

___         Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

___         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 23, 2007, The Lexington Master Limited Partnership, a Delaware limited partnership, or the Partnership, Lexington Realty Trust, a Maryland real estate investment trust, or the Trust, and Lepercq Corporate Income Fund L.P., Lepercq Corporate Income Fund II L.P., and Net 3 Acquisition L.P., each a Delaware limited partnership, or the Other Operating Partnerships, entered into a Purchase Agreement with Lehman Brothers Inc. and Bear, Stearns & Co. Inc., for themselves and on behalf of the initial purchasers named therein, or the Initial Purchasers, for the sale by the Partnership and the purchase by the Initial Purchasers of a $250.0 million aggregate principal amount of 5.45% Exchangeable Guaranteed Notes due 2027, or the Notes. The Purchase Agreement also granted the Initial Purchasers a 30-day option to purchase up to an additional $50.0 million aggregate principal amount of the Notes, or the Additional Notes. The Notes are fully and unconditionally guaranteed by the Trust and all of the subsidiaries of the Trust that are borrowers or guarantors under the credit agreement among the Trust, the Other Operating Partnerships, each of the lenders a party thereto, and Wachovia Bank, National Association, which we refer to as the Wachovia Credit Agreement. The closing of the sale of the $250 million aggregate principal amount of the Notes occurred on January 29, 2007.

On February 5, 2007, the Partnership issued an additional $50 million aggregate principal amount of Notes in connection with the exercise in full of the Initial Purchasers’ over-allotment option. As a result of the issuance of Notes pursuant to the Initial Purchasers’ over-allotment option, there is a total of $300 million aggregate principal amount of the Notes issued and outstanding. The Partnership intends to use the proceeds to repay a portion of the borrowings under the Partnership’s Master Loan Agreement, dated as of August 11, 2005, among KeyBank National Association, an affiliate of KeyBanc Capital Markets, a division of McDonald Investments Inc., and the lenders party thereto.

The information set forth in Items 1.01 and 2.03 of the Current Reports on Form 8-K filed by each of the Trust and the Partnership on January 29, 2007 (the “1/29/07 Form 8-Ks”), including additional information pertaining to the Notes, is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On February 5, 2007, the Partnership issued an additional $50.0 million aggregate principal amount of the Notes in connection with the exercise in full of the Initial Purchasers’ over-allotment option. As a result of the issuance of Notes pursuant to the Initial Purchasers’ over-allotment option, there is a total of $300 million aggregate principal amount of the Notes issued and outstanding. The net proceeds from the sale of the $300 million aggregate principal amount of the Notes, after deducting the Initial Purchasers’ discount and the Partnership’s estimated offering expenses, are estimated to be approximately $292.7 million.

Additional information pertaining to the Notes and Common Shares is contained in Item 2.03 of this report and in Items 1.01 and 2.03 of the 1/29/07 Form 8-K and is incorporated herein by reference.

The Partnership offered and sold the Notes to the Initial Purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes only to qualified institutional buyers in the United States in reliance upon the exemption from registration provided by Rule 144A under the Securities Act. The Partnership relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The Notes, the guarantees and the underlying Common Shares issuable upon exchange of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: February 7, 2007	By: /s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Lexington Master Limited Partnership

By: Lex GP-1 Trust, its general partner

Date: February 7 2007	By: /s/ T. Wilson Eglin
T. Wilson Eglin
Chief Executive Officer